                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13 G

            Information Statement Pursuant to Rule 13d-1 and 13d-2

                   Under the Securities Exchange Act of 1934
                             (Amendment No._____)




                         SOUTH STREET FINANCIAL CORP.
                   ----------------------------------------
                               (Name of Issuer)



                          Common Stock, no par value
                     ------------------------------------
                        (Title of Class of Securities)



                                  840468 10 2
                             ---------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 6 Pages

-----------------------                                  ---------------------
  CUSIP NO. 840468 10 2                 13G                PAGE 2 OF 6 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST OF HOME SAVINGS BANK OF ALBEMARLE, INC., S.S.B.
      56-2004812
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      NORTH CAROLINA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            359,720
       SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             359,720

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      359,720
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      EP: EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST OF HOME SAVINGS BANK OF ALBEMARLE, INC., S.S.B.
------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a).     Name of Issuer:
---------      --------------

               South Street Financial Corp.


Item 1(b).     Address of Issuer's Principal Executive Offices:
---------      -----------------------------------------------

               155 West South Street
               Albemarle, North Carolina 28001


Item 2(a).     Name of Person Filing:
---------      ---------------------

               Employee Stock Ownership Plan and Trust of
               Home Savings Bank of Albemarle, inc., S.S.B.


Item 2(b).     Address of Principal Business Office:
---------      ------------------------------------

               155 West South Street
               Albemarle, North Carolina 28001


Item 2(c).     Citizenship or Place of Organization:
---------      ------------------------------------

               North Carolina


Item 2(d).     Title of Class of Securities:
---------      ----------------------------

               Common Stock, no par value


Item 2(e).     CUSIP Number:
---------      ------------

               840468 10 2


Item 3.        Statement is Filed Pursuant to Rule 13d-1(b):
------         --------------------------------------------

               (f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974.

                               Page 3 of 6 Pages

Item 4.   Ownership:
------    ---------

          (a)  Amount Beneficially Owned: 359,720 shares

          (b)  Percent of Class: 8%

          (c)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote: 359,720

               (ii)  shared power to vote or to direct the vote: 0

               (iii) sole power to dispose or to direct the disposition of:
                     359,720

               (iv)  shared power to dispose or to direct the disposition of: 0


Item 5.   Ownership of Five Percent or Less of a Class:
------    ---------------------------------------------

          Not applicable

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person:
          ---------------------------------------------------------------

          Not applicable

Item 7.   Identification and Classification of the Subsidiary Which Acquired the
          ----------------------------------------------------------------------
          Security Being Reported on By the Parent Holding Company:
          --------------------------------------------------------

          Not applicable

Item 8.   Identification and Classification of Members of the Group:
          ---------------------------------------------------------

          Not applicable

Item 9.   Notice of Dissolution of Group:
          ------------------------------

          Not applicable

                               Page 4 of 6 Pages

Item 10.  Certification:
--------  -------------

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 10, 1997                  /s/Caldwell A. Holbrook, Jr.
                                        ---------------------------------------
                                        Cadwell A. Holbrook, Jr., not
                                        individually but solely as trustee under
                                        that certain Home Savings Bank of
                                        Albermarle, Inc., S.S.B. Employee Stock
                                        Ownership Trust effective as of
                                        September 1, 1996 by and between the
                                        above signed and Home Savings Bank of
                                        Albermarle, Inc., S.S.B.


                                        /s/Joel A. Huneycutt
                                        ---------------------------------------
                                        Joel A. Huneycutt, not individually but
                                        solely as trustee under that certain
                                        Home Savings Bank of Albermarle, Inc.,
                                        S.S.B. Employee Stock Ownership Trust
                                        effective as of September 1, 1996 by and
                                        between the above signed and Home
                                        Savings Bank of Albermarle, Inc., S.S.B.


                                        /s/Douglas Dwight Strokes
                                        ---------------------------------------
                                        Douglas Dwight Strokes, not individually
                                        but solely as trustee under that certain
                                        Home Savings Bank of Albermarle, Inc.,
                                        S.S.B. Employee Stock Ownership Trust
                                        effective as of September 1, 1996 by and
                                        between the above signed and Home
                                        Savings Bank of Albermarle, Inc., S.S.B.

                                        /s/ Greg E. Underwood
                                        ---------------------------------------
                                        Greg E. Underwood, not individually but
                                        solely as trustee under that certain
                                        Home Savings Bank of Albemarle, Inc.,
                                        S.S.B. Employee Stock Ownership Trust
                                        effective as of September 1, 1996 by and
                                        between the above signed and Home
                                        Savings Bank of Albemarle, Inc., S.S.B.

                                  Page 6 of 6